EXHIBIT 99.1


P.D.C. INNOVATIVE INDUSTRIES INC. ANNOUNCES THAT ITS HYPO-PRO 2000 HAS BEEN "CLASSIFIED" BY UNDERWRITERS LABORATORIES

CORAL SPRINGS, Fla.--(BUSINESS WIRE)--June 3, 2002--After more than seven months of rigorous analysis and examination by Underwriters Laboratories Inc. ("Underwriters Laboratories" or "UL"), P.D.C. Innovative Industries Inc. (OTCBB:PDCI) ("P.D.C." or the "Company") announced today that its Hypo-Pro 2000 has been classified by Underwriters Laboratories as having met all safety requirements of UL2601-1, IEC60601-1 and CAN/CDA C22.2 No.6012.1. Such UL "Classification" means the Hypo-Pro 2000 is free from reasonably foreseeable risk of fire, electric shock and related hazards.

P.D.C.'s Chief Executive Officer, Michael Hiler, stated, "We are very pleased in having obtained such UL Classification for our Hypo-Pro 2000 product and believe this classification will be helpful to the Company in its efforts to achieve global acceptance of such product."

Underwriters Laboratories is an independent, not-for-profit product safety testing and certification organization. Since its founding in 1894, UL has held the undisputed reputation as the leader in U.S. product safety certification.

The Hypo-Pro 2000 is a patent-pending, desk top mechanism designed to decontaminate, render useless, and provide a safe and secure disposal method for needles and syringes of sizes 1cc through 10cc capacity. After receipt of independent laboratory testing results which are anticipated shortly, the Hypo-Pro 2000 is planned to be submitted to the United States Food & Drug Administration ("FDA") for final testing and approval. The FDA application process is currently anticipated to take up to approximately 120 days.

Despite stringent regulations by the Occupational Safety & Health Administration, 600,000 to 800,000 needlestick and other percutaneous injuries occur annually among the nation's 5.6 million healthcare workers. In addition, exposure to contaminated used blood and toxic fumes is commonplace and a challenge to the industry. This is a great concern for all hospitals, medical facilities and every healthcare worker. The Hypo-Pro 2000 is planned to be the first effective solution to these challenges.

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties as discussed from time to time in the Company's public filings with the Securities and Exchange Commission which could cause actual results to differ materially from those discussed in the forward looking statements and from historical results of operations. Forward-looking statements are not guarantees of future performance and actual results might differ materially from those contained in any forward-looking statements. We do not assume the obligation to update any forward-looking statements.

CONTACT:
P.D.C. Innovative Industries Inc., Coral Springs
John G. Carlson, 305/446-6528 (Miami)